Exhibit 10.35

MODIFICATION TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

This Modification to amended and Restated Loan and Security Agreement (the “Modification”) is entered into as of February 28, 2003, by and between Broadvision, Inc., a Delaware corporation (the “Borrower”) and Silicon Valley Bank, a California-chartered bank (“Bank”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to that certain Amended and Restated Loan and Security Agreement dated as of March 31, 2002 (as may be amended from time to time, the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Twenty-Five Million Dollars ($25,000,000). Capitalized terms used but not otherwise defined herein shall have the respective meanings accorded to them in the Loan Agreement; provided, that hereinafter all Indebtedness owing by Borrower to Bank under the Loan Agreement shall be referred to as the “Indebtedness.”

2.                                       DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement and herein. Hereinafter, all documents securing repayment of the Indebtedness, together with all other documents evidencing or securing the Indebtedness, shall be referred to as the “Existing Loan Documents.”

3.                                       DESCRIPTION OF CHANGE IN TERMS OF EXISTING LOAN DOCUMENTS.

3.1                                 Interest on Revolving Advances. Section 2.3 of the Loan Agreement is hereby amended to read in full as follows:

2.3                                 Interest Rates, Payments.

(a)  Revolving Advances shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate, and the Deferred Amount (if any) shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate plus one-half percent (0.50%); provided, however, that if Borrower fails to maintain the following minimum revenues (on a rolling six-month basis) for the corresponding six-month periods, Revolving Advances shall accrue interest at the per annum rate of the Prime Rate plus three-quarters percent (.075%) and the Deferred Amount, if any, shall accrue interest at the per annum rate of the Prime Rate plus one and one-quarter percent (1.25%): (i) $54,000,000 for the six months ending March 31, 2003; (ii) $51,000,000 for the six months ending June 30, 2003; (iii) $55,000,000 for the six months ending September 30, 2003; (iv) $60,000,000 for the six months ending December 31, 2003; and (v) $63,000,000 for every six-month period thereafter.  Term Loan #1 shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate.  Term Loan #2 shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate plus one and one-quarter percent (1.25%). After an Event of Default, Obligations shall accrue interest at a rate equal to three percent (3.00%) above the respective rates effective for such Obligations immediately before the Event of Default. The interest rate shall increase or decrease when the Prime Rate changes. Interest is computed on a 360-day year for the actual number of days elapsed.

(b)  Interest on outstanding Revolving Advances and outstanding Additional Revolving Advances shall be due and payable on the 1st Business Day of each month.  Interest on amounts outstanding under Term Loan #1 and Term Loan #2 shall be due and payable on the 1st Business Day of each month.  Payments received after 12:00 noon, Pacific Time, are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due on the next Business Day and additional fees and interest shall accrue from the initial due date.

3.2                                 Reporting Requirements. Section 6.2 of the Loan Agreement is hereby amended to read in full as follows:

6.2                                 Financial Statements, Reports, Certificates.

(a)  Borrower will deliver to Bank: (i) as soon as available, but no later than 45 days after the last day of each calendar quarter, company-prepared unaudited balance sheets and income statements covering the operations of Borrower and its Subsidiaries during the period, certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available but no later than 120 days after the last day of Borrower’s fiscal year, audited financial statements for Borrower, and its Subsidiaries prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (iv) within 45 days after the end of each calendar quarter, a complete schedule of all accounts receivable and accounts payable agings, as well as a deferred revenue schedule; and (v) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower or any Subsidiary in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that could reasonably be expected to materially adversely affect the value of the Intellectual Property.

(b)  Within 45 days after the last day of each calendar quarter, Borrower will deliver to Bank a Compliance Certificate in the form of Exhibit C, signed by a Responsible Officer.

(c)  Borrower will allow Bank to audit the Collateral at Borrower’s expense. Such audits shall be conducted one every twelve months, commencing no later than April 30, 2003, unless an Event of Default has occurred and is continuing (in which case the foregoing limitation on frequency will not apply).

3.3                                 Deposits. Section 6.6 of the Loan Agreement is hereby amended to read in full as follows:

6.6                                 Deposits.

Borrower will at all times, until all Obligations are paid in full, maintain in accounts with Bank and its Affiliates an amount equal to the greater of  (i) $60,000,000 and (ii) 75% of Borrower’s Unrestricted Cash. In addition, Borrower will at all times maintain an operating account with Bank.

3.4                                 Financial Covenants. Section 6.7 of the Loan Agreement is hereby amended to read in full as follows:

6.7                                 Financial Covenants.

(a)  Until all Obligations are paid in full, Borrower will maintain on Borrower’s balance sheet as Unrestricted Cash, cash equivalents and long-term investments (exclusive of  equities holdings) the following minimum amounts: (i) $80,000,000 through September 30, 2003; (ii) $75,000,000 through December 31, 2003; and (iii) $70,000,000 thereafter.

(b)  Until all Obligations are paid in full, Borrower shall maintain minimum quarterly net income (calculated in accordance with GAAP but not including charges related to the impairment of Goodwill or Intangibles) for each of Borrower’s fiscal quarters as follows: (i) <$1,000,000> for the fiscal quarter ending March 31, 2003; and (ii) $1.00 for each fiscal quarter thereafter.

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3.5                                 Definitions.  The following definitions in Section 13.1 of the Loan Agreement are hereby amended  to read in full as follows:

“Prime Rate” is the Bank’s most recently announced “prime rate” even if that is not the lowest rate at which the Bank makes loans or otherwise extends credit; provided, however, that for purposes of this Agreement the Prime Rate shall never be less than 4.25%.

“Revolving Maturity Date” is February 27, 2004.

3.6                                 Amended Exhibit C.  Exhibit C of the Loan Agreement is hereby amended to read in full as attached hereto as Attachment No. 1.

4.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes  described in Section 3 hereof.

5.                                       NO DEFENSES OF BORROWER.  Borrower agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts of the indebtedness.

6.                                       CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the Existing Loan Documents, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect, and hereafter the Existing Loan Documents shall include the terms of this Modification as if set forth therein in full.  Bank’s agreement to  modifications to the Existing Loan Documents pursuant to this Modification shall in no way obligate Bank to make any future modifications to the Existing Loan Documents.  Nothing in this Modification shall constitute a satisfaction of the Indebtedness or any portion thereof.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker, endorser, or guarantor will be released by virtue of this Modification.  The terms of this paragraph apply not only to this Modification, but also to all subsequent loan modification agreements.

7.                                       CONDITION PRECEDENT TO EFFECTIVENESS.  Before this Modification, and Bank’s and Borrower’s respective rights and obligations hereunder, shall be effective Borrower shall have paid to Bank a commitment fee of $50,000.00, plus all expenses incurred by Bank in connection with its entering into this Modification.

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute and deliver this Modification as of the date first set forth above.

BORROWER:		BANK:

BROADVISION, INC., a Delaware corporation		SILICON VALLEY BANK, a California-chartered bank

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]	Name:	[ILLEGIBLE]
Title:	President & CEO	Title:	SVP

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ATTACHMENT NO. 1

REVISED FORM OF

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
FROM:	BROADVISION, INC.
DATED:

The undersigned authorized officer of Broadvision, Inc. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement dated as of March 1, 2002 between Borrower and Bank (as amended from time to time, the “Agreement”), (i) Borrower is in complete compliance for the period ending on the date first set forth above with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date.  Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants		Required	Complies

1. Interim financial statements + CC		Quarterly within 45 days	Yes	No
2. Annual audited financial statements + CC		Within 120 days of FYE	Yes	No
3. Schedule of A/R + A/P Agings		Quarterly within 45 days	Yes	No
4. Deferred Revenue Schedule		Quarterly within 45 days	Yes	No

Financial Covenants		Required	Complies

1.	Minimum unrestricted balance sheet cash	(i) $80,000,000 through 9/30/03	Yes	No
		(ii) $75,000,000 through 12/31/03	Yes	No
		(iii) $70,000,000 through thereafter	Yes	No

2.	Minimum Net Income (per GAAP less charges related to impairment of Goodwill and Intangibles)	(i) <$1,000,000> for quarter ending 3/31/03	Yes	No
		(ii) $1.00 for each calendar quarter thereafter	Yes	No

Deposit Covenant		Required	Complies

Deposits with Bank and its Affiliates		An amount equal to the greater of
(i) $60,000,000 or
		(ii) 75% of Borrower’s Unrestricted Cash	Yes	No

Have there been updates to Borrower’s intellectual property?		Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY
Received by:
AUTHORIZED SIGNER

Sincerely,	Date:

Broadvision, Inc.,	Verified:
a Delaware corporation		AUTHORIZED SIGNER

SIGNATURE	Date:

TITLE	Compliance Status: Yes No

DATE